UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 28, 2016 (September 23, 2016)

INLAND LAND APPRECIATION FUND II, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	000-19220 (Commission File Number)	36-3664407 (I.R.S. Employer Identification Number)

2901 Butterfield Road Oak Brook, Illinois (Address of principal executive offices)	60523 (Zip Code)

Registrant’s telephone number, including area code (630) 218-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On September 23, 2016, Inland Land Appreciation Fund II, L.P., or the Partnership, as seller, entered into a Real Estate Purchase and Sale Agreement with a third party purchaser to sell approximately 318 acres of land in Kane and Kendall Counties, Illinois. The subject land is part of the land referred to in the Partnership’s periodic reports as Parcel 20. The subject land, which was acquired by the Partnership in 1992, represents approximately 88% of the Partnership’s remaining acreage of improved and unimproved land and approximately 36% of the carrying value of the remaining land as of June 30, 2016. The contract sales price of the subject land is $2,200,000. The subject land is being sold “AS IS” but subject to usual and customary closing conditions. Provided the buyer performs pursuant to the terms of the contract, the sale will result in the Partnership recognizing a loss, for financial statement purposes, of approximately $130,000, before proration adjustments, selling costs and transfer taxes. The Partnership presently intends to retain a portion of the net sales proceeds for Partnership operations and to distribute the balance to Partners. The closing is expected to occur in the fourth quarter of 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND LAND APPRECIATION FUND II, L.P.

Date: September 28, 2016	By:	Inland Real Estate Investment Corporation Its General Partner

	By:	/s/ Guadalupe Griffin
	Name:	Guadalupe Griffin
	Title:	Senior Vice President & Principal Executive Officer of the Partnership